RIGHT OF FIRST REFUSAL AGREEMENT

         THIS RIGHT OF FIRST REFUSAL AGREEMENT (this "Agreement") is made as of December 10, 2008, between Sports Supplement Acquisition Group, Inc., a Delaware corporation (the "Company"), and Proviant Technologies, Inc., an Illinois corporation ("Proviant").

         WHEREAS, the Company is acquiring concurrently with the execution and delivery of this Agreement certain assets of Proviant (the “Acquisition”); and

         WHEREAS, as a condition to the Acquisition, Proviant has agreed to provide the rights of first refusal as provided herein;

         NOW, THEREFORE, the undersigned agree as follows:

         1.       COMPANY'S RIGHTS OF FIRST REFUSAL

         Before (i) a sale of a majority of the outstanding shares of Proviant or a sale of substantially all of the assets of Proviant or (ii) the sale or license of any new proprietary ingredients for use in the sports supplement market, the Company or its assignee(s) shall have a right of first refusal to purchase the shares or assets or license the ingredients (in either case, a “Transaction”) on the terms and conditions set forth in this Section (the "Right of First Refusal").

          The rights granted with regard to paragraph 1(i) shall be for a period of four years from the date hereof.  The rights granted with regard to paragraph 1(ii) shall be for a period of seven years from the date hereof.

          In connection with any such sale of shares or assets, Proviant shall be free to disclose to any potential purchaser the provisions of this Agreement and such disclosure will not be considered to be a breach of any confidentiality agreement of the parties.

                  (a) Notice of Proposed Transfer. Proviant shall(a) deliver to the Company a written notice (the "Notice") stating: (i) Proviant’s' bona fide intention to enter into a Transaction; (ii) the name of each proposed purchaser or licensee ("Proposed Purchaser"); and (iii) the proposed terms of the Transaction; and (b) offer the Transaction on the same terms to the Company or its assignee(s).

                  (b) Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to Proviant, elect to enter into the Transaction.

                  (c) Proviant’s Right to Transfer or License.  If the Company fails to accept the Transaction within 30 days of the Notice, then Proviant may enter into the Transaction with the Proposed Purchaser, provided that such Transaction is consummated within one hundred twenty (120) days after the date of the Notice. If the Transaction described in the Notice is not consummated within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Transaction may take place.

                  (d) Assignment of Right of First Refusal. The Right of First Refusal shall be assignable by the Company upon Proviant’s consent, which consent shall not be unreasonably withheld.

  (e) With regard to the development of a new sports supplement product as provided in paragraph ii above, company shall have the right to license the same exclusively for a period of one year from the date of notice to company from Proviant that the product has been developed.  Such right shall be dependent upon the parties entering into an agreement as to performance guarantees, minimum purchases, and costs and shall be valid for a period of one year.  After notification of the development of the product company will have 30 days to approve and accept the new product and, if accepted, to provide within 30 days the first purchase order.  If company does not accept the product and provide its first order within said 30 day period, Proviant is free to sell the product to any entity it chooses.

  (f) This Agreement shall be for a period of four years from the date hereof.  Thereafter this Agreement can be renewed by mutual agreement of the parties on such terms and for such period as may be agreed in writing.

         2.       GENERAL PROVISIONS

                  (a) This Agreement shall be governed by the laws of the State of Illinois as they apply to contracts entered into and wholly to be performed in such state. This Agreement represents the entire agreement between the parties with respect to the Company's Right of First Refusal and may only be modified or amended in writing signed by both parties.

                  (b) Any notice, demand or request required or permitted to be given by either the Company or Proviant pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) five days after it is deposited in the U.S. mail, certified with return receipt requested and with postage prepaid, or (iii) one day after deposit (prepaid) with a nationally recognized overnight courier, and addressed to the party being notified at its address specified on the applicable signature page hereto or such other address which the addressee may subsequently notify the other party in writing.

                  (c) Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

                  (d) The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief in appropriate circumstances.

                  (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (f) Each party to this Agreement represents that such party has duly authorized, executed and delivered this Agreement and that this Agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date above written.

Proviant Technologies, Inc.		Sports Supplement Acquisition Group, Inc.

By	/s/ Ramlakhan Boodram	By	/s/ James Klein
Name: Ramlakhan Boodram		Name: James Klein
Title: President		Title: President

Address:		Address:

309 W. Hensley Rd.		2348 Lucerne Road, Suite 172
Champaign, Illinois 61826		Mount-Royal, QC H3R 2J8